Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Christine Spasoff	Date	March 16, 2017
Telephone	+1 312 729 3693	Email	christine.spasoff@fleishman.com

JLL Income Property Trust
Announces 4Q 2016 Portfolio Activities

•	Acquired two properties in Q4 totaling over $100 million, increasing total acquisitions for 2016 to 19 new property investments

•	Maintained portfolio-wide occupancy at 95 percent

•	Reduced overall leverage ratio to 35 percent at the end of 2016

•	Paid dividends for twenty consecutive quarters with an average annualized dividend growth rate of 5.4 percent over that time period

•	Raised $176 million of new capital in Q4, bringing the 2016 total to approximately $650 million

•	Increased total annual revenues by 41 percent to $132 million for 2016

Chicago (March 16, 2017) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the results of its execution on a number of strategic initiatives in the fourth quarter of 2016, improving on operational performance and acquiring assets to better position its portfolio of diversified core properties for future growth and enhancement of stockholder value.

During the fourth quarter of 2016, JLL Income Property Trust closed on two new acquisitions totaling over $100 million, adding a 28-story premier apartment tower in Chicago and a fully leased Class A, state-of-the-art warehouse in the San Francisco Bay Area.

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Apartments - The acquisition of 180 North Jefferson Street, a 274-unit premier apartment tower in Chicago’s dynamic West Loop for approximately $96.5 million was the eighth multi-family apartment acquisition, bringing our aggregate Apartment portfolio investment to more than $513 million. Apartments now represent 23 percent of the overall portfolio.

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Industrial - The acquisition of the third fully leased Class A, state-of-the-art warehouse at Pinole Point Distribution Center, located in the Bay Area suburb of Richmond, California was the 10th Industrial acquisition in 2016, and the 28th property investment we’ve made in the Industrial sector representing an investment of over $525 million. Industrial properties now represent 23 percent of the overall portfolio.

“Our accomplishments in the fourth quarter and throughout 2016 reflect the strength of our vision and ability to execute on our strategic plan to position JLL Income Property Trust for continued and long-lasting growth with a diversified portfolio across multiple property types and geographic markets. In a time of increased uncertainty, these acquisitions, combined with our focus on operational excellence, continue to drive shareholder value,” said Allan Swaringen, President and CEO of JLL Income Property Trust.

In 2016, JLL Income Property Trust acquired 19 new properties growing the total asset value of its portfolio by 51 percent to approximately $2.3 billion. Its 70-property portfolio is diversified by property type and provides investors access to institutional-quality retail, office, industrial and apartment investments.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.